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                  [LETTERHEAD OF EDWARD ISAACS & COMPANY LLP]



                                                                    EXHIBIT 23.7


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the use in this Amendment No. 3 to Registration Statement No. 333-15639 of our reports dated March 30, 1996, February 23, 1996, March 14, 1995, May 4, 1995 and December 1, 1995 (relating to the financial statements of Aramex International Courier, Ltd., Aramex International Courier of Virginia, Inc., Aramex International Courier-Texas, Ltd., Aramex International Courier of California and Aramex International Courier-Texas, Ltd., respectively, not presented separately herein) and to all references to our firm included in or made a part of the Registration Statement on Form F-1 and related prospectus of Aramex International Limited.



                                                    /s/  Edward Isaacs & Co. LLP



New York, New York
December 30, 1996